Conference Call Transcript
INSM - Q1 2011 Insmed Inc Earnings Conference Call
Event Date/Time: May 10, 2011 / 12:30PM  GMT

CORPORATE PARTICIPANTS

 Brian Ritchie
 Financial Dynamics - IR

 Tim Whitten
 Insmed Incorporated - President, CEO

 Kevin Tully
 Insmed Incorporated - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Adnaan Ahmad
 RBC Capital Markets - Analyst

 Glen Tobias
Analyst

 Bob Cohen
 Resolution Investment Management - Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the first-quarter 2011 Insmed Incorporated earnings conference call. My name is Akea, and I'll be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

I would now like to turn the presentation over to your host for today's call, Mr. Brian Ritchie of FD. Please proceed, sir.

 Brian Ritchie - Financial Dynamics - IR

 Thank you, Akea. Good morning, everyone. This is Brian Ritchie from FD. Welcome to Insmed's first-quarter conference call. Insmed issued a press release this morning containing first-quarter 2011 financial results, which is posted on the Company's website.

Today, we are joined by Mr. Tim Whitten, President and CEO; and Mr. Kevin Tully, Executive Vice President and CFO. Tim will provide a business update followed by Kevin's review of the financials. Following the prepared remarks, Tim and Kevin will be available for a question-and-answer session. We would ask you to please limit yourself to 1 question so we have time for as many questions as possible. Before we proceed with the call, I would like to remind everyone that the Safe Harbor language contained in today's press release also pertains to this conference call and webcast. Please go ahead, Tim.

 Tim Whitten - Insmed Incorporated - President, CEO

 Thank you, Brian. Hello, everyone, and thanks for joining us today. While it's been just 2 months since our last quarterly earnings conference call, a lot has taken place at Insmed in that short period of time. Before I review the most recent progress we've made, let me first take a step back and talk about one of the Corporate initiatives we discussed on our last call.

At the time of our call in March, we had just executed the shareholder-approved 1-for-10 reverse stock split, which we anticipated would allow us to maintain our NASDAQ listing and because the resulting price per share increase permit Insmed stock to be available to institutional investors who previously were prevented from investing due to our low share price. We were pleased to announce that on March 17, we had regained NASDAQ compliance, eliminating a significant overhang from our stock. While we're just over 2 months removed from the execution of our reverse stock split, we're also pleased at the market's initial reaction to this Corporate initiative.

Now on to more recent current happenings, we recently filed with the FDA for orphan drug status with ARIKACE, which is liposomal amikacin for inhalation, to treat non-tuberculous mycobacteria or NTM lung infections. If granted, orphan drug status would provide Insmed with 7 years of market exclusivity in the US for ARIKACE in NTM, if approved for this indication.

Based on the FDA's history with orphan drug filings, we expect to hear back in about 60 to 90 days on the status of our application. If we receive orphan status for ARIKACE in non-TB mycobacteria, it will become the third orphan indication for us in the US. Previously, we received orphan drug designation for ARIKACE to treat Pseudomonas lung infections in cystic fibrosis patients. We also received a second orphan indication to treat non-cystic fibrosis bronchiectasis patients who have Pseudomonas lung infections.

We plan to file an orphan application for non-TB mycobacteria in Europe after we complete the process in the US. The orphan status filing in NTM and the FDA's clearance in the first quarter of our Investigational New Drug application, or IND, to conduct a Phase III clinical trial of ARIKACE in this indication, represent 2 important milestones in continuing to advance our development plan for ARIKACE.

As a reminder, in regards to the NTM IND, Insmed initially submitted a regulatory filing in 2010 to FDA requesting clearance to proceed with the Phase II clinical trial for ARIKACE. FDA responded by suggesting that the Company could change the proposed Phase II trial to a primary efficacy study. Based on this feedback, Insmed submitted its IND seeking FDA clearance to initiate a Phase III clinical trial of ARIKACE in NTM in February 2011, and on March 21, FDA granted us this clearance.

Let's now turn to the CF indication. On our last call, we noted that Insmed had concluded the 72-week Phase II B open-label study for ARIKACE in CF patients who had chronic Pseudomonas lung infections, and submitted an abstract to the 34th European CF conference, which will be held in Hamburg, Germany, in June of this year. I am pleased to report that this abstract has been accepted for oral presentation, and the information in the abstract will be available at the time of the presentation in June.

As you can see, we continue to advance ARIKACE -- a compound we view as a differentiated, innovative late-stage opportunity -- as expeditiously as possible. To this end, manufacturing for ARIKACE related to the Phase III trials in CF and NTM was recently begun; and, we remain on course to begin accruing patients for the Phase III trials in the second half of 2011. As a reminder, we intend to conduct 2 separate Phase III clinical trials for cystic fibrosis patients who have Pseudomonas lung infections.

For potential registration of ARIKACE in the United States, we intend to conduct a placebo controlled Phase III clinical trial. For potential registration of ARIKACE in Europe, we intend to conduct a Phase III trial that compares ARIKACE to inhaled Tobramycin, whose brand name is TOBI, and TOBI is a registered trademark of Novartis Corporation. Each of these trials will have sites open in the US and Europe. Patients who complete either of these Phase III clinical trials will be permitted, upon their consent, to enroll in a long-term extension study of ARIKACE in an open-label manner. Our non-TB mycobacteria Phase III study will be conducted in the US only. Data in both indications are expected during the first half of 2013.

Looking at other recent Corporate initiatives, we have formally completed the relocation of Insmed's Corporate headquarters from Richmond, Virginia, to Monmouth Junction, New Jersey. I would like to thank the employees of Insmed for all their hard work and dedication in completing what really was a seamless transition.

By the end of this month, only 3 of Insmed's employees will remain in Richmond. These employees are responsible for shipping IPLEX to those patients in Europe and the US still receiving drug for amyotrophic lateral sclerosis, or ALS. They will remain in Richmond until our supply of IPLEX has been depleted, which, given that fewer patients now remain on drug, is expected to occur sometime in September. At present, there are a total of 31 patients receiving IPLEX, 25 of those in Europe, and 6 in the US.

Also, in regards to IPLEX, Premacure's Phase II study in retinopathy of prematurity, or ROP, continues. As of last week, the number of those patients remains at 5, out of a planned total of up to 95 subjects. I would also like to point out that Premacure's researchers have recently published several articles detailing the possible benefits of IPLEX for ROP.

We continue to view IPLEX as a potentially valuable asset for Insmed and remain committed to deciding on any plans for possible IPLEX initiatives before the end of 2011. However, as we have said in the past, ARIKACE is the primary asset of the Company, and we are presently focusing practically all of our effort and resources on developing this compound, which includes initiating and completing the Phase III clinical studies in cystic fibrosis and non-TB mycobacteria that I mentioned earlier.

This concludes my prepared remarks. With that, I will now pass the call over to Kevin for his review of the financials. Kevin?

 Kevin Tully - Insmed Incorporated - EVP, CFO

 Thank you, Tim, and good morning, everyone. Before I go into the details of our operating results, I would like to just take a little bit of time to explain the beneficial conversion feature, or BCF, charge of $9.2 million, which affected our results for the first quarter of 2011. This is purely an accounting adjustment and has no impact on cash. It comes about as a result of our requirement, at the time of the business combination with Transave, to have a third party external valuation assessment done in accordance with generally accepted accounting principles. As part of this assessment, the external valuation specialist applied a discount to the convertible preferred stock to take into account the risk of the common shareholders not approving the conversion.

This discount from the $7.10 per share issue price, which was calculated at $1 per share on a cost reverse split basis, was applied to the total preferred shares issued to arrive at a total of $9.2 million. The discount was not actually awarded to the preferred holders. It is simply recognized as a one-up accounting adjustment at the time of conversion and shown as a separate charge below our net loss on the income statement.

Now, with that accounting lesson out of the way, I would like to turn to our normal operations. Our revenues for the first quarter were $1.6 million, as compared to $1.9 million for the corresponding period in 2010. The reduction in revenue was primarily attributable to a $0.6 million in lower cost recovery from our IPLEX expanded access program in Europe, which was partially offset by a $0.3 million in licensing fees received during the most recent quarter.

The reduced IPLEX cost recovery was due to the smaller number of patients being supplied IPLEX, while the license fee related to the initial payment for the licensing of patent technology to Eleison for our CISPLATIN Lipid Complex. As previously disclosed in our recent 10-K, we entered into a licensing agreement with Eleison that provides them with the right to develop, manufacture, and commercialize inhaled CISPLATIN Lipid Complex for cancers affecting the lung. The agreement calls for payments to emanate by Eleison upon their achievements of certain developmental milestones.

The net loss attributable to common stockholders for the quarter was $16.1 million, or $0.85 per share, as compared to a net income of $0.1 million, or $0.01 per share, in the first quarter of 2010. The $16.2 million variance arose from the $9.2 million BCF charge I mentioned earlier, a $6.8 million increase in total expenses, and a $0.3 million reduction in revenue. These were partially offset by a $0.1 million improvements in investments income.

R&D expenses increased to $5.8 million from $0.6 million in the 2010 first quarter. The increase of approximately $5.1 million is primarily attributable to research and development activity surrounding ARIKACE, including the preparation for the initiation of our 2 Phase III CF studies and 1 Phase III NTM study, and the manufacturing of supply to support these studies.

Specifically, clinical developments expenses increased $1.9 million during the quarter and clinical manufacturing expenses increased $1.1 million. Also included within the $5.8 million R&D expenses was an increase of $1 million in pre-clinical development expense in the first quarter, which was attributable to the final major milestone payment for a carcinogenicity animal study, which was associated with the Phase II CF program. The final components of increased R&D spend is roughly $1.1 million related to compensation and connected expenses, due primarily to an increase in R&D head counts from approximately 8 as of March 31, 2010, to 28 as of March 31, 2011.

SG&A expenses increased to $3.3 million, up from $1.5 million in the year-ago period, due largely to the increased finance, legal and consulting fees related to the business combination of Transave, as well as the proxy costs for the conversion of the preferred stock and reverse stock split transaction which occurred in March of this year. Investment income increased by $0.1 million to $0.5 million in the most recently completed quarter, due to the improved returns on our investments. The reduction in interest expense for the first quarter was entirely due to the elimination of convertible notes, which were fully repaid in March 2010.

As of March 31, 2011, Insmed had total cash on hand of $104.9 million, consisting of $102.7 million in cash and short-term investments, and $2.2 million in a certificate of deposit, as compared to $110.2 million of cash on hand as of December 31, 2010. A $5.3 million decrease in total cash was primarily due to the net cash used in operating activities, with the main drivers being the $6.9 million operating loss and the partial offset of $1.6 million due to an increase in payables.

In closing, I'm certainly pleased with the significant amount of progress we've made clinically with ARIKACE during our first quarter as a combined Company, and also with the efforts aimed at improving our capital structure. We remain focused on generating long-term shareholder value. We believe we have an excellent story to tell and, as I mentioned on last quarter's call, outreach to both the buy and sell side continues to be a top priority for the Company in 2011.

With that, I would now like to pass the call back to the operator for any questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions).

Jason Kantor, RBC Capital Markets.

 Adnaan Ahmad - RBC Capital Markets - Analyst

 Hi, it's Adnaan on Jason's behalf. I guess the first question is can you describe perhaps what remains on the critical path to starting the Phase III trials, perhaps discussions with CROs, RABs, et cetera, and how early in the second half do you think you can start the clinicaltrials.gov seems to imply that you can start pretty quickly in the second half.

 Tim Whitten - Insmed Incorporated - President, CEO

 So, Adnaan, this is Tim Whitten. How are you this morning? I know it's early out there. So, the -- what we've done so far is we've initiated manufacturing. And, what we need to do on manufacturing, we've already manufactured successfully one lot of ARIKACE and one lot of placebo. What we need to do now is manufacture several lots, because we can't just initiate the trial in -- we plan to initiate the trial at one or two sites. We also have to have enough product in the queue that, once a patient starts, they will be able to continue, because remember, they not only participate in either the US or European trial, but they go into that long-term extension and then we don't want to put a patient in trial till we're 100% certain that we have enough compound, or enough ARIKACE for them to be able to complete both trials, should they go into that second trial. So, that's what we are focused on right now.

We've already had the investigator meetings. We have basically pretty much finished recruiting the sites. Those are pretty much on board. I mean, we have a little bit of that left to go, but not very much. So, it's really just being able to manufacture multiple lots in order to be ready to go. In terms of exactly when we'll be able to crew those trials, I think it will be over the second half of -- sorry, the second half of this year. We can't give you a lot more color on that right now. I do believe they will be, again, spread out with some of them potentially occurring in the third quarter, but some of them may go into the fourth quarter as well.

 Adnaan Ahmad - RBC Capital Markets - Analyst

 If I could just have one follow-up, do you expect results from both Cystic Fibrosis and NTM studies at about the same time or could one indication go more quickly than the other?

 Tim Whitten - Insmed Incorporated - President, CEO

 It's a little premature to give a definitive answer on this because we haven't gotten the trials up and going. But once we do get the trials up and going and get a run rate going, we will certainly keep everyone updated if -- right now we're saying that we'll get the results of those trials in the first half of 2013. If that changes, we will certainly update everyone on that.

 Adnaan Ahmad - RBC Capital Markets - Analyst

 Okay, thank you.

Operator

 (Operator Instructions).

Jason Kantor of RBC Capital.

 Adnaan Ahmad - RBC Capital Markets - Analyst

 Sure, it's Adnaan again. So, in terms of expenses, if you could make any comment on those. The R&D did ramp up a bit, is that something that we should continue to expect to go up over the course of the year?

 Tim Whitten - Insmed Incorporated - President, CEO

 Sure. Adnaan, I will let Kevin Tully, our CFO respond to that. Kevin?

 Kevin Tully - Insmed Incorporated - EVP, CFO

 Hi, Adnaan. Certainly the first quarter is not indicative of the spend for the balance of the year. I think our R&D will certainly ramp up significantly as we hit Q3 and Q4. I think the guidance we previously stated in starting the year with $110 million in cash which sort of indicated that the sort of three-year spend profile is likely to be 40/40/30. I think we're on track to pretty close to that 40 in total for the year. I can certainly see our SG&A expenses normalizing. There's quite a bit of noise in the first quarter on that. And, by normalizing, I'm expecting those to be in the range of $1.5 to $2 million a quarter. The rest will be basically R&D, but it will be a ramp up situation as we move through the year with Q3 and Q4 starting to pick up the heavier lows for them.

 Adnaan Ahmad - RBC Capital Markets - Analyst

 And, Tim, if I can have a follow-up on the Phase III design, what's the goal of the comparative study and do you require results from both to file in the US?

 Tim Whitten - Insmed Incorporated - President, CEO

 So, we have two studies, Adnaan. They both have comparators. One has a placebo comparator and the other has a TOBI comparator. And, for the US the primary efficacy study will be the ARIKACE versus placebo comparator. We're not necessarily required to have that study that's the ARIKACE versus TOBI trial completed in order to be able to file in the US. But, if we do have the data, the FDA would like to see the data from that TOBI comparator trial.

Operator

 Glen Tobias.

 Glen Tobias Analyst

 Tim, could you give us please, your perspective on the drugs being developed by Theratech with regard to dealing with Cystic Fibrosis?

 Tim Whitten - Insmed Incorporated - President, CEO

 Sure, sure. So, I think the first important point there, Glen, is I don't think that they will have a major impact on the need for inhaled antibiotics based on the data that we have seen to this point. And, I say that because, first, those Vertex drugs, what they really do is they affect one of the gene mutations. So, there are more than a thousand gene mutations for the CFTR gene. And the data has been presented so far by Vertex shows that they have an impact, and a positive impact. I congratulate them on that. In one gene, that affects, or gene mutation, that affects about 4% of the patient population. They showed a nice improvement in pulmonary function of 11% to I think it was 17% or 18%. They have not shown a benefit in a larger set of patients.

In fact, in the one study that they presented prior to the most recent study that accounted for about 50% of the gene mutations or point mutations. They didn't show a benefit. So, even if they do show a benefit, they are not curing CF, and they are not killing pseudomonas. So, there's still going to be a significant unmet medical need for treating pseudomonas lung infections. I expect these patients unfortunately to still be susceptible to getting pseudomonas lung infections. So, we will take those patients in our clinical trials and if they have pseudomonas, there's no reason to think that they wouldn't benefit from ARIKACE. So, I think the short answer is that I think these drugs could actually be very complimentary in helping improve the lives of Cystic Fibrosis patients, and, particular, with the inhaled antibiotics, CF patients that have pseudomonas lung infections.

 Adnaan Ahmad - RBC Capital Markets - Analyst

 Thanks very much, Tim, all the best.

 Tim Whitten - Insmed Incorporated - President, CEO

 Thanks, Glen. Appreciate it.

Operator

 (Operator Instructions).

Bob Cohen, Resolution Investment Management.

 Bob Cohen - Resolution Investment Management - Analyst

 It's Bobby here. My question is, can you give us some color in reference to your joint venture initiatives, either domestically or overseas at this moment, this second opposed to possibly having to go back to the capital markets to raise some additional capital sometime this year or in 2012?

 Tim Whitten - Insmed Incorporated - President, CEO

 So, I will let Kevin, maybe, you can take a shot at answering that and then I'll chime in if I have anything else to add.

 Kevin Tully - Insmed Incorporated - EVP, CFO

 Sure. I think on the JV initiative side, it's a little early on that to talk about. We are really focused on getting ARIKACE through in CF and NTM. We do have optionality as we work through this, but our main focus is getting these drugs approved and, as we've said before, we've got the cash to take us through to the end game and we expect to continue that. That's our main focus right now.

 Bob Cohen - Resolution Investment Management - Analyst

 Okay, thank you guys, good luck.

Operator

 At this time, we have no further questions. I would now like to turn the presentation back over to Mr. Tim Whitten, President and CEO of INSMED for closing remarks.

 Tim Whitten - Insmed Incorporated - President, CEO

 Thank you, Akea. And, thanks to everyone for joining us today. We appreciate your interest and support of INSMED and look forward to providing with you future updates. Enjoy the rest of your day.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect, and have a great day.